UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): December 3, 2007 (November 30, 2007)

THORIUM POWER, LTD.

(Exact name of small business issuer as specified in its charter)

Nevada	000-28535	91-1975651
(State or other jurisdiction of of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8300 Greensboro Drive, Suite 800, McLean, VA 22102

(Address of Principal Executive Offices)

800-685-8082

(Registrant’s Telephone Number, Including Area Code)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

                ☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

                ☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

                ☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

                ☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                                          Other Events.

On November 30, 2007, Thorium Power, Ltd. (the “Company”) entered into a consulting and strategic advisory services agreement (the “Agreement”) with a foreign government-owned entity.  The Agreement provides that the Company will assist in the development of a roadmap as the first phase of a feasibility study for a prospective program to deploy civilian nuclear power plants within the foreign country.  The roadmap will include recommendations related to timelines, organizational structure and priorities for subsequent phases of the program.

This first phase of the feasibility study, which is expected to be completed in 15 work weeks, corresponds to professional fees of $3.8 million USD. Expenses, which are capped at 20% of professional fees will be reimbursed at cost. The agreement calls for a $5 million USD initial payment at the start of this first phase, which will be credited to professional fees and expenses. Any remaining portion of the initial payment after the completion of the first phase will be applied toward professional fees and expenses in future work to be mutually agreed by the Parties.

The scope of the services under the agreement have been defined in consultation with appropriate authorities in the US government in compliance with all applicable U.S. export controls.  The Company intends to communicate additional details about the client relationship once certain governmental steps are completed in both countries relating to potential additional work.

The Company was selected after a detailed technical review of the Company’s fuel designs by independent nuclear experts, as well as an extensive evaluation of the Company’s experience within the global nuclear industry and its expertise in non-proliferation issues.

Item 9.01.                                          Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

99.1	Press Release dated December 3, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THORIUM POWER, LTD.

Date: December 3, 2007

By:	/s/ Seth Grae
Seth Grae
President and Chief Executive Officer

EXHIBIT INDEX

99.1	Press Release dated December 3, 2007.